Exhibit 99.2

Safety Shot Acquires 10% Revenue Sharing Interest in Revenue Generating BONK.fun and Appoints BONK Founding Core Members to Board

Company Reserves “BNKK” Ticker Symbol with Nasdaq, Solidifying Full Strategic Pivot

SCOTTSDALE, AZ – AUGUST 12, 2025 (GLOBE NEWSWIRE) — Safety Shot, Inc. (Nasdaq: SHOT) today announced it has acquired a 10% revenue sharing interest in the profitable launchpad, BONK.fun. This valuable revenue sharing interest, along with an initial $25 million in BONK tokens, was the primary consideration for the preferred stock transaction announced yesterday.

In a landmark move that signals a full alignment of interests, members of the BONK founding core group, including Mitchell Rudy (AKA Nom), will be appointed to the Safety Shot Board of Directors, constituting 50% of the board seats.

Further solidifying its commitment to this new direction, Safety Shot also announced it has reserved the ticker symbol “BNKK” with Nasdaq.

BONK.fun is a decentralized platform on the Solana blockchain that allows anyone to instantly create and launch new meme coins without needing any coding expertise. It has experienced explosive growth since its launch in April 2025, rapidly becoming a dominant player in its sector. The platform is deeply integrated with the BONK ecosystem. A portion of the revenue it generates is used to buy back and burn BONK tokens on the open market. This creates constant buying pressure and reduces the supply of BONK, which is designed to increase its value and strengthen the entire ecosystem, which in turn drives more activity back to the BONK.fun platform.

“We’ve built one of the most powerful, decentralized ecosystems from the ground up. Since our launch on Christmas day 2022, BONK’s growth has been explosive. We have surged to a market capitalization of over $2 billion. By integrating with Safety Shot, Inc., we are creating a first-of-its-kind bridge for public market investors to directly participate in the revenue and growth of one of the most active communities in DeFi. Integrating BONK.fun’s revenue with Safety Shot will be the next step of empowering the token flywheel of BONK. This is the future of how digital assets and traditional finance will merge, and we’re thrilled to build that future here”, says Mitchell Rudy, one the founding core contributors of BONK.”

Unlike other crypto strategies that have been announced, BONK.fun is different in the fact that investors will be participating in revenues generated by the platform rather than earning fees from staking.

Rudy says, “Staking offers a relatively stable, but limited, yield that is always at the mercy of the underlying token’s price. The revenue share offers uncapped, exponential growth potential tied to the success of a market-leading business. It’s a bet on the growth of an entire sector, not just a single asset. For Safety Shot investors, this means the Company’s value is being tied to a real, high-margin, cash flow stream, which is a much more powerful and exciting proposition than simply holding tokens and hoping they go up.”

In July 2025 alone, letsBONK.fun generated over $35 million in user fees. This level of profitability places it among the top 10 most profitable decentralized applications in the entire world, alongside major crypto exchanges and lending protocols, according to data from analytics platform DefiLlama. Safety Shot will reinvest approximately 90% of its revenue income from BONK.fun into a treasury of BONK tokens, creating a powerful growth model for the Company. BONK has solidified its position as a top meme coin globally and the mascot of the Solana blockchain.

As a decentralized digital platform, BONK.fun’s operating costs are incredibly low relative to its revenue. This means as revenue grows the vast majority of that revenue can flow directly to profit, which will then be used to buy BONK tokens and add them to the treasury.

The platform’s activity has been immense. On peak days, it has facilitated the launch of over 20,000 new tokens in a single 24-hour period. This massive volume of new projects drives significant economic activity, with daily trading volume on the platform has exceeded $100 million.

“Today’s announcements represent the next logical step in our corporate evolution,” said Jarrett Boon, CEO of Safety Shot. “Acquiring a direct revenue stream from letsBONK.fun, welcoming the visionary BONK founding core team to our board, and reserving the ‘BNKK’ ticker symbol are clear and deliberate actions. This strategy goes far beyond simply holding tokens; we are deeply integrating our public company with a proven, revenue-generating leader in the digital asset space. We are confident this model will unlock significant long-term value for our shareholders, following a successful blueprint that has been well-received by the market.”

The constant creation of new meme coins on Solana is like a modern-day gold rush. BONK.fun profits by selling “picks and shovels” to every token creator. It takes a fee from the volume of activity.

Dominari Securities, LLC. is serving as the exclusive financial advisor to Safety Shot in connection with the transaction.

About Safety Shot, Inc.: Safety Shot, Inc. (Nasdaq: SHOT) is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. Following its strategic integration with BONK.fun, the Company is executing a new strategy focused on acquiring revenue-generating assets within the DeFi space to build a robust treasury of digital assets. The Company’s beverage division holds the patented Safety Shot beverage, designed to rapidly reduce blood alcohol content as well as Yerbaé’s plant-based, energy beverage.

About BONK.fun: BONK.fun is a decentralized platform on the Solana blockchain that allows anyone to instantly create and launch new meme coins without needing any coding expertise. It has experienced explosive growth since its launch in April 2025, rapidly becoming a dominant player in its sector.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the expected completion of the acquisition. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK tokens, the successful alliance and operational success with letsBONK.fun, the ability to execute on the Company’s treasury strategy, and other risks detailed in Safety Shot’s filings with the Securities and Exchange Commission.